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EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         NORTH FORK BANCORPORATION, INC.

                      ------------------------------------

                     PURSUANT TO SECTION 242 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                      ------------------------------------

     North Fork Bancorporation, Inc., a Delaware corporation (hereafter called the "Corporation"), does hereby certify as follows:

     FIRST: Paragraph (a) of Article Fourth of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

     FOURTH: Capital Stock (a) The authorized shares which the Corporation has authority to issue shall be five hundred ten million (510,000,000), divided into five hundred million (500,000,000) shares of common stock, par value of one cent ($.01) each, and ten million (10,000,000) shares of Preferred Stock, par value of one dollar ($1.00) each which Preferred Stock may be divided into and issued in series as described herein,

     SECOND: The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, North Fork Bancorporation, Inc. has caused this Certificate to be duly executed in its corporate name this 11th day of February, 2000.


                                               NORTH FORK BANCOPORATION, INC.


                                               By:  /s/ Aurelie S. Graf
                                                  ---------------------------
                                                  Name:  Aurelie S. Graf
                                                  Title: Secretary